EMPLOYMENT AGREEMENT

     AGREEMENT dated as of December 6, 1995 by and between AutoInfo Finance of Virginia, Inc., a Virginia corporation ("AI Finance") and Robert E. Upton, Jr. residing at 421 West Bute Street, Unit 402, Norfolk, Virginia 23510 ("Upton").

     WHEREAS, Upton is currently a shareholder in and the President and Chief Operating Officer of Falk Finance Company, Inc. ("FFC"); and

     WHEREAS, in connection with its acquisition of the business of FFC, AI Finance desires to assure itself of the benefit of Upton's services and experience for a period of time; and

     WHEREAS, Upton is willing to enter into an agreement to that end with the Company upon the terms and conditions herein set forth.

     NOW THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

     1. Employment. AI Finance hereby employs Upton as its President and Chief Operating Officer and Upton hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

     2. Duties and Responsibilities. Upton shall be the Chief Operating Officer of AI Finance during the Employment Term (as defined below). Upton shall report to and be subject to the direction of the President of AutoInfo, Inc. and Upton shall perform such duties as may be assigned to him from time to time by the President of AutoInfo, Inc. During the Employment Term Upton shall, subject to the Company's vacation policy, devote substantially all of his normal business time and attention to the businesses of AI Finance and its subsidiaries and affiliates and shall perform such duties in a diligent, trustworthy, loyal, businesslike and efficient manner, all for the purpose of advancing the business of AI Finance and its subsidiaries and affiliates. Nothing contained in this Agreement shall be deemed to prohibit Upton from devoting a nominal amount of his time to his (and his family's) personal investments, provided, however, that, in case of conflict, the performance of Upton's duties under this Agreement shall take precedence over his activities with respect to such investments.

     3. Term. The Term of this Agreement shall commence on the date hereof and shall continue until November 30, 2000, unless terminated prior thereto in accordance with the terms and provisions hereof (the "Employment Term").

     4. Compensation. AI Finance shall pay to Upton a salary at the rate of $140,000 per year, payable in such manner as AI Finance shall determine, but in no event any less often than monthly, less withholding required by law and other deductions agreed to by Upton. Upton's annual salary may be increased during the Employment Term in the sole discretion of the Board of Directors of the Company (the "Board"). In addition, on the date hereof, or as soon thereafter as practicable, AutoInfo, Inc. ("Auto") shall grant to you a non-qualified stock option to purchase up to 375,000 shares of Auto Common Stock at $3.00 per share, pursuant to the terms and conditions of the Stock Option Agreement annexed hereto as Exhibit A, which provides, inter alia, for performance related vesting.

     5. Bonus. In addition to the compensation provided for in Paragraph 4 of this Agreement, Upton shall during the Employment Term on an annual basis receive as a bonus a payment equal to one-eighth (1/8) of one percent of the outstanding performing net receivable portfolio (as hereinafter defined) computed on an annualized basis. This bonus, if any, shall be paid quarterly in arrears. For the purposes of this provision the outstanding "net receivable portfolio" shall mean all interest bearing finance receivables not greater than ninety (90) days in contractual arrears. Furthermore Upton shall receive such other bonuses as determined in the sole discretion of the Board.

     6. Expenses and Benefits.

        (a) AI Finance shall, consistent with AI Finance's policy of reporting and reimbursement of business expenses, reimburse Upton for such other ordinary and necessary entertainment and business related expenses as shall be incurred by Upton in the course of the performance of his duties under this Agreement.


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        (b)  AI  Finance  recognizes  that  Upton  will  be  required  to  incur significant travel in rendering services to AI Finance hereunder and in connection therewith AI Finance shall during the Employment Term provide Upton with an automobile, consistent with Upton's current vehicle, and AI Finance shall reimburse Upton for all of the reasonable expenses associated with the operation of such automobile including, without limitation, fuel, maintenance, repair and insurance costs.

        (c) Upton shall be entitled to participate, to the extent he qualifies, in such life insurance, hospitalization, disability and other medical insurance plans or programs as are generally made available to executive officers of AI Finance which shall be consistent with the programs and benefits currently offered to Upton.

     7. Termination.

        (a) AI Finance shall have the right to terminate this Agreement for disability in the event Upton suffers any illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than sixty (60) consecutive business days in any one calendar year upon AI Finance giving at least five (5) days written notice of its intention to so terminate. If Upton shall resume his duties hereunder within ten (10) days following the receipt of such notice and shall perform such duties for fifty (50) days of the next sixty (60) consecutive days thereafter, the Employment Term shall continue without interruption and such notice of intention to terminate shall have no further force or validity. In the event of a termination of this Agreement, AI Finance shall pay to Upton his salary as provided for in Section 9 hereof for a ninety day period following such termination.

        (b) This Agreement shall terminate upon the death of Upton.

        (c) AI Finance may terminate this Agreement at any time with Reasonable Cause upon five (5) days written notice to Upton. "Reasonable Cause" means (i) conviction of a crime involving moral turpitude; (ii) Upton having engaged in any activity in competition with AI Finance, without AI Finance's consent; (iii) Upton having divulged any secret or confidential information of a material nature belonging to AI Finance, without AI Finance's consent, except as required by law; (iv) Upton's dishonesty or misconduct that is damaging or detrimental to AI


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

Finance in any material respect; or (v) Upton's breach of any material term of this Agreement; provided, however, that notice under this provision shall not be effective unless Upton shall have first received written notice from AI Finance of the specific acts or omissions alleged to constitute a breach of any material term of this Agreement, and such breach continues unremedied for a period of ten
(10) days after such notice.

        (d) AI Finance may terminate this Agreement for Non-performance upon two-hundred seventy (270) days notice to Upton on or before any March 31 during the Employment Term commencing with March 31, 1997. "Non-performance" means AI Finance's failure to achieve sixty (60%) percent of its "projected net income" during the calendar year preceding any such termination notice.

     8. Non-Competition. Upton covenants and agrees that during his employment hereunder and for a period of two years after his employment hereunder is terminated, he will not, without the prior written consent of AI Finance, (a) compete with the business of AI Finance or any of its subsidiaries or affiliates and, in particular, he will not without such consent, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or agent with, any business in competition with or similar to the business of AI Finance or any of its subsidiaries or affiliates; provided, however, that Upton may own up to two percent of the capital stock of any publicly traded corporation in competition with the business of AI Finance or any of its subsidiaries or affiliates, and
(b) divert, take away, interfere with or attempt to take away any present or former employee or customer of AI Finance or any of its subsidiaries or affiliates. Notwithstanding the foregoing, in the event that AI Finance terminates this Agreement pursuant to Section 7(d) hereof, then the covenant and agreement contained in (i) subparagraph (a) of this Section 8 shall be applicable for a period of one year from such termination and (ii) subparagraph
(b) shall be applicable for a period of one year from such termination as it relates to customers of AI Finance other than Charlie Falk's Auto Wholesale, Inc. or any other entity affiliated with Charles E. Falk, Sr. or Charles E. Falk, Jr.;


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

provided however that the remaining revisions of this Section 8 shall continue in full force and effect without modification In the event that the provisions of this Section 8 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law. Upton acknowledges and agrees that the foregoing covenant is an essential element of this Agreement and that, but for the agreement of Upton to comply with the covenant, the Company would not have entered into this Agreement, and that the remedy at law for any breach of the covenant will be inadequate and the Company, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

     9. Confidential Information. Upton recognizes and acknowledges that the customer lists, patents, inventions, copyrights, methods of doing business, trade secrets and proprietary information of AI Finance including, without limitation, as the same may exist from time to time, are valuable, special and unique assets of the business of AI Finance. Except in the ordinary course of business or as required by law, Upton shall not, during or after the Employment Term, disclose any such list of customers or any part thereof, any such patents, inventions, copyrights, methods of doing business, trade secrets or proprietary information which are not otherwise in the public domain to any person, firm, corporation or other entity for any reason whatsoever. In addition, Upton specifically acknowledges and agrees that the remedy at law for any breach of the foregoing shall be inadequate and that AI Finance and the Company, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

     10. Opportunities. During his employment with AI Finance, Upton shall not take any action which might divert from AI Finance or any of its subsidiaries or affiliates any opportunity which would be within the scope of any of the present or future businesses of AI Finance or any of its subsidiaries or affiliates.

     11. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All


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

of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Upton hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in party by Upton. This Agreement shall not be amended except by a written instrument duly executed by AI Finance and Upton.

     12. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extend of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

     13. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

     If to AI Finance
     addressed to:              AutoInfo Finance of Virginia , Inc.
                                1600 Route 208
                                Fair Lawn, New Jersey 07410
                                Attn: Chief Executive Officer

     with a copy to:            Morse, Zelnick, Rose & Lander, LLP
                                450 Park Avenue, Suite 902
                                New York, New York 10178
                                Attn: Kenneth S. Rose, Esq.

     If to Upton
     addressed to:              Mr. Robert E. Upton, Jr.
                                421 West Bute Street
                                Unit 402
                                Norfolk, Virginia  23510

or at such other address as the one party shall specify to the other party in writing.

     14. Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.


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     15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Virginia.

     16. Arbitration. Any disputes arising hereunder shall be submitted to arbitration before a single arbitrator in New York City under the rules and regulations of the American Arbitration Association. Any award in such arbitration proceeding may be enforced in any court of competent jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                              AUTOINFO FINANCE OF VIRGINIA , INC.



                              By: /s/ Scott Zecher
                                  -------------------------------------
                                  Scott Zecher, Chief Executive Officer


                                  /s/ Robert E. Upton, Jr.
                                  -------------------------------------
                                  Robert E. Upton, Jr.


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